+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549

[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

         Nolan                      Michael                            J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

C/O United Rentals, Inc.  Five Greenwich Office Park
--------------------------------------------------------------------------------
                                   (Street)

       Greenwich,                      CT                            06830
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   United Rentals, Inc. URI
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person
    (voluntary)
                --------------

4.  Statement for Month/Year  May 1 2001 to June 6, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)

    Chief Financial Officer

      X  Form Filed by One Reporting Person
     ---
    ____ Form Filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock, see
p. 3 annexed hereto
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print of Type Responses)
                                                               Page 1 of 3 pages

  Table II--Derivative Securities Acquired, Disposed of or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security;     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indi-         (Instr.
                               Exer-    tion         Title   Number of                      of               rect (I)      4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)       (Instr. 4)
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

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

Explanation of Responses:
See continuation page 3

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  Michael J. Nolan            June 6, 2001
   See 18 U.S.C. 100 K and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.                _____________________________  __________
      If space provided is insufficient, see Instruction 6 for procedure.                  Signature of Reporting Person     Date

                                                                    Page 2 and 3

                                          Form 4 Continuation Sheet--Page 3 of 3

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

         Nolan                       Michael                          J
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

C/O United Rentals, Inc. Five Greenwich Office Park
--------------------------------------------------------------------------------
                                   (Street)

    Greenwich                         CT                               06830
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol United Rentals, Inc.. URI
    ----------------------------------------------------------------------------


4.  Statement for Month/Year  May 1 2001 to June 6, 2001
    ----------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                 3. Trans-       4. Securities Acquired (A) or                          6. Owner
                                    action Code     Disposed of (D)                5. Amount of            -ship
                   2. Trans-        (Instr. 8)      (Instr. 3, 4 and 5)               Securities           Form:
                       action    -----------------------------------------------      Beneficially         Direct
                       Date                                                           Owned at End         (D)        7. Nature of
1. Title of            (Month/                                     (A) or    Price    of Month (Instr.     Indirect      Indirect
   Security            Date/Year)    Code    V       Amount        (D)       ($)*     3 and 4)             (I)           Ownership
------------------------------------------------------------------------------------------------------------------------------------
common
stock                     5/8/01     S               34,800         D         21.4000
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common
stock                    5/14/01     S                6,960         D         21.3151
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common
stock                    5/16/01     S                5,568         D         20.6865
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common
stock                    5/17/01     S                2,088         D         20.7500
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common
stock                    5/18/01     S                3,480         D         20.6750
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common
stock                    5/21/01     S               17,400         D         21.0049
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common
stock                    5/23/01     S               39,307         D         21.9112
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common
stock                    5/24/01     S                1,183         D         22.9244
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common
stock                    5/25/01     S                5,220         D         22.2623
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common
stock                    5/29/01     S                4,524         D         22.3797
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common
stock                    5/30/01     S               16,896         D         22.9638
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common
stock                    5/31/01     S                2,471         D         23.1378        1,335,197     D**
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                                                                                                56,000     I***
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                                                                                                 7,000     I****
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

*The indicated sales price with respect to a given date represents the average price at which shares were sold on such date.
** Consists of (i) 597,482 outstanding shares; (ii) 285,715 shares that are not outstanding but that may be acquired pursuant to currently exercisable warrants; and (iii) 515,000 shares that are not outstanding but that may be acquired pursuant to currently exercisable options.
***By LLC
****By Trust

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